Exhibit 99.1
CIRCOR International Enters Definitive Agreement to be Acquired by KKR for $1.6 Billion

Shareholders to Receive $49 Per Share in Cash

BURLINGTON, MA and NEW YORK, NY – June 5, 2023 – CIRCOR International, Inc. (“CIRCOR” or the “Company”) (NYSE: CIR), one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets, today announced that it has entered into a definitive agreement to be acquired by investment funds managed by KKR, a leading global investment firm, in an all cash transaction valued at approximately $1.6 billion, including the assumption of debt.

Under the terms of the agreement, KKR will acquire all outstanding shares of CIRCOR common stock for $49 per share in cash, representing a 55% premium to the Company’s closing stock price on June 2, 2023.

“Our agreement with KKR marks the successful culmination of a strategic review process conducted by the Board, supported by external advisors and the management team,” said Helmuth Ludwig, CIRCOR’s Board Chair. “As part of our comprehensive strategic review, initiated in March 2022, we engaged in extensive dialogue with a number of parties that expressed interest in acquiring all or parts of the Company. We believe that this transaction and the immediate cash value it will provide to CIRCOR’s stockholders best achieves the Board’s goal of unlocking the significant incremental value within CIRCOR for its stockholders. This transaction is a testament to the dedication of CIRCOR’s talented team and we are grateful for their tireless efforts and commitment to making CIRCOR an industry leader.”

“This transaction will create significant value to our stockholders, reflecting the dedication of our team in executing on our strategic priorities, the strength of our family of brands and the deep relationships we have built with our customers,” said Tony Najjar, President and Chief Executive Officer of CIRCOR. “We believe that having the support and resources of an experienced investor like KKR will help us expand our presence in the flow control space and support our mission to deliver the highest-quality products and services to our customers, many of which play a critical role in protecting national security.”

“CIRCOR stands out as an innovative and trusted solution provider, manufacturing mission-critical flow control products for industrials, aerospace and defense customers. We believe the Company is in a strong position to grow and benefit from the attractive tailwinds in those markets. We look forward to working closely with Tony and his talented team to drive further growth and value through new product development, aftermarket expansion, strategic acquisitions and allowing all CIRCOR employees to have the opportunity to participate in the benefits of ownership of the Company,” said Josh Weisenbeck, a KKR Partner who leads KKR’s Industrials investment team.

KKR is making its investment in CIRCOR through its North America Fund XIII. The investment builds on KKR’s recent experience investing in flow control technologies and aerospace and defense industry suppliers globally, including Ingersoll Rand (formerly known as Gardner Denver), Flow Control Group, Hensoldt, and Novaria Group.

Following the close of the transaction, KKR will support CIRCOR in expanding its equity ownership program to allow all employees to have the opportunity to participate in the benefits of ownership of the Company. This strategy is based on the belief that employee engagement is a key driver in building stronger companies. Since 2011, KKR portfolio companies have awarded billions of dollars of total equity value to over 50,000 non-management employees across nearly 30 companies.

Transaction Approvals and Timing

The Board of Directors of CIRCOR (the “Board”) has unanimously approved the transaction and recommends that CIRCOR shareholders vote in favor of the transaction. The transaction is expected to close in the fourth quarter of 2023, subject to the receipt of approval from the Company’s shareholders and certain required regulatory approvals, as well as the satisfaction of other customary closing conditions.

The Board will have the right to terminate the merger agreement to enter into a superior proposal, subject to the terms and conditions of the merger agreement.

Once the transaction is complete, CIRCOR will be a privately held company wholly owned by KKR’s investment funds and will no longer have its common stock listed on any public market.

Advisors

Evercore, J.P. Morgan Securities LLC, and Ropes & Gray LLP are serving as advisors to CIRCOR. KKR is advised by Citi and Kirkland & Ellis LLP.

About CIRCOR International, Inc.

CIRCOR International, Inc. is one of the world’s leading providers of mission critical flow control products and services for the Industrial and Aerospace & Defense markets. The Company has a product portfolio of market-leading brands serving its customers’ most demanding applications. CIRCOR markets its solutions directly and through various sales partners to more than 14,000 customers in approximately 100 countries. The Company has a global presence with approximately 3,100 employees and is headquartered in Burlington, Massachusetts. For more information, visit the Company’s investor relations website at http://investors.circor.com.

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Additional Information and Where to Find it

This press release relates to the proposed acquisition of CIRCOR by Cube BidCo, Inc. (“Parent”). This press release does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, CIRCOR plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. CIRCOR may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by CIRCOR with the SEC.

BEFORE MAKING ANY VOTING DECISION, CIRCOR’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY CIRCOR WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a CIRCOR stockholder meeting to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in CIRCOR’s proxy statement. Stockholders may obtain a free copy of the proxy statement and other documents CIRCOR files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. CIRCOR makes available free of charge on its investor relations website at investors.circor.com copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Agreement and Plan of Merger, by and among CIRCOR, Cube Merger Sub, Inc. and Parent, dated as of June 5, 2023 (the “Merger Agreement”), which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

CIRCOR and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from CIRCOR’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of CIRCOR’s directors and executive officers in CIRCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 15, 2023. To the extent the holdings of CIRCOR’s securities by CIRCOR’s directors and executive officers have changed since the amounts set forth in CIRCOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from CIRCOR’s stockholders in connection with the proposed transaction, which may, in some cases, be different than those of CIRCOR’s stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the CIRCOR’s website at investors.circor.com.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; the commercial success and potential growth of the Company’s products; the Company’s ability to expand its presence in the flow control space; the timing of and receipt of required regulatory filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the merger; uncertainties as to how many of the Company’s stockholders will vote their stock in favor of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and stockholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from the Company’s ongoing business operations or otherwise disrupts the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation relating to the proposed transaction; inability to achieve expected results in pricing and cost cut actions and the related impact on margins and cash flow; the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the remediation of the material weaknesses in the Company’s internal controls over financial reporting or other potential weaknesses of which the Company is not currently aware or which have not been detected; the uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of COVID-19, rising inflation, increasing interest rates, natural disasters, military conflicts, including the conflict between Russia and Ukraine, terrorist attacks and other similar matters, and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Contacts:

For CIRCOR

Scott Solomon
Senior Vice President
Sharon Merrill Associates, Inc.
(857) 383-2409
CIR@investorrelations.com

For KKR

Julia Kosygina
(212) 750-8300
media@kkr.com